Exhibit 2.3

WAIVER TO AGREEMENT AND PLAN OF MERGER

This WAIVER TO AGREEMENT AND PLAN OF MERGER (this “Waiver”) is made and entered into as of April 4, 2022 by and among Poema Global Holdings Corp., an exempted company incorporated with limited liability under the Laws of Cayman Islands (“SPAC”), Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub II”), and Gogoro Inc., an exempted company incorporated with limited liability under the Laws of Cayman Islands (the “Company”). Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Agreement (as defined below).

WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger, dated as of September 16, 2021 (as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of March 21, 2022, the “Agreement”);

WHEREAS, the parties hereto desire to provide certain waivers as set forth below;

WHEREAS, Section 11.01 of the Agreement provides that at any time and from time to time prior to the First Effective Time, SPAC and the Company may, subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party and any waiver will be valid only if set forth in an instrument in writing signed by the waiving Party.

WHEREAS, each of SPAC, the Company, Merger Sub and Merger Sub is authorized and approved by its respective board of directors to execute and deliver this Waiver.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SPAC, the Company, Merger Sub and Merger Sub II agree as follows:

1.             Waiver under the Agreement

1.1            Waiver of the Minimum Cash Condition. The Company hereby irrevocably and unconditionally waives the condition set forth in Section 9.03(d) of the Agreement, which states that the Available SPAC Cash shall be no less than the Minimum Available SPAC Cash Amount.

2.             Miscellaneous.

2.1            No Further Amendment. The Parties hereto agree that all other provisions of the Agreement shall, subject to the waiver set forth in Section 1 of this Waiver, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Waiver is limited precisely as written and shall not be deemed to be an amendment or a waiver to any other term or condition of the Agreement or any of the documents referred to therein. This Waiver forms an integral and inseparable part of the Agreement.

2.2            Representations and Warranties.

Each of SPAC, the Company, Merger Sub and Merger Sub II hereby represents and warrants to each other Party that:

(a)            Such Party has the requisite corporate power and authority to execute and deliver this Waiver and to perform its obligations hereunder. The execution and delivery by such Party of this Waiver have been duly and validly authorized by its board of directors and no other corporate action on the part of such Party is necessary to authorize the execution and delivery by such Party of this Waiver.

(b)            This Waiver has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery by each other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

2.3            Effect of Waiver. This Waiver shall be deemed to be in full force and effect from and after the execution of this Waiver by the parties hereto.

2.4            Other Miscellaneous Terms. The provisions of Article XI (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Waiver.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Waiver to be duly executed as of the date first set forth above.

POEMA GLOBAL HOLDINGS CORP.

By:	/s/ Joaquin Rodriguez Torres
Name: Joaquin Rodriguez Torres
Title: Co-Chairman

By:	/s/ Homer Sun
Name: Homer Sun
Title: CEO

[Signature Page to Waiver to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have hereunto caused this Waiver to be duly executed as of the date first set forth above.

GOGORO INC.

By:	/s/ Hok-Sum Horace Luke
Name: Hok-Sum Horace Luke
Title: Chief Executive Officer

STARSHIP MERGER SUB I LTD.

By:	/s/ Hok-Sum Horace Luke
Name: Hok-Sum Horace Luke
Title: Director

STARSHIP MERGER SUB II LTD.

By:	/s/ Hok-Sum Horace Luke
Name: Hok-Sum Horace Luke
Title: Director

[Signature Page to Waiver to Agreement and Plan of Merger]